EXHIBIT 16.2

Mantyla McReynolds LLC
The CPA. Never Underestimate The Value.K

May 23, 2007

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated May 15, 2007, of West Coast Car Company, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained under the section “Changes In and Disagreements With Accountants On Accounting and Financial Disclosure” insofar as they relate to our resignation and our audits for the two most recent fiscal years. We are not in a position to agree or disagree with the statements regarding the engagement of another CPA.

Very truly yours,

/s/ Mantyla McReynolds, LLC
Mantyla McReynolds, LLC

5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481